Exhibit 10.84

August 4, 2004

Ms. Randy Segal

1120 Duchess Drive

McLean, VA 22102

Re: Employment

Dear Randy:

We are pleased to welcome you to Mobile Satellite Ventures and look forward to having you with us as our Senior Vice President, General Counsel and Secretary. The purpose of this letter is to set forth an Agreement of the terms and conditions of your employment with Mobile Satellite Ventures, LP (the Company). This letter confirms our prior discussions and the oral offer made to you May 26, 2004, and further confirmed on July 1, 2004, as follows:

The Company hereby agrees to employ you and you agree to be employed under the terms and conditions set forth below.

1.

Title and Reporting: Your title will be Senior Vice President, General Counsel and Secretary for Mobile Satellite Ventures, LP. In this position you will report to the Vice Chairman and Chief Executive Officer.

2.

Duties and Responsibilities: You will be responsible for the overall management and direction of all legal, corporate secretarial and other activities normally associated with the role of Senior Vice President, General Counsel and Secretary and such additional responsibilities as the CEO may from time to time assign. You may also have a leading role in the regulatory and business development initiatives of the Company.

3.

Term: The initial term of the Agreement shall be indefinite. Termination short of such period shall be governed by Paragraph 12 below. The Agreement shall commence on, and your start date shall be September 20, 2004.

4.

Salary: The salary for this exempt, full time position will be paid in bi-weekly installments of $8,653.85 commencing September 20, 2004, in accordance with the normal practices of the Company. This is equivalent to an annual rate of $225,000.00.

5.	Cash Sign On Bonus: You will be paid an initial sign on bonus of $40,000 with your first regular paycheck for 2005 on January 14, 2005.

6.

Cash Bonus: You shall have the opportunity to earn an annual cash bonus to be paid in the first quarter of each year. Your cash bonus shall be based on equally weighted corporate performance and personal performance and your target rate shall be 35% of your annualized salary for the 2004 year, pro-rated. Your personal objectives will be set by the CEO. The bonus for 2004 will be prorated based on the percentage of the year you have worked.

7.

Unit Options in MSV LP: You will be granted options, which shall be awarded to you upon your Commencement Date, on 100,000 units in the MSV LP 2001 Unit Incentive Plan, as amended, (subject to any Board approvals required to amend the Unit Incentive Plan to allow for such grant) at a strike price of $6.45 and a three year vesting period consistent with the MSV LP Unit Option Agreement granted MSV employees at the inception of the Plan in December 2001. The treatment of the unit options shall be consistent with the MSV LP 2001 Unit Incentive Plan (as amended from time to time) and the Change of Control Agreement dated contemporaneously with this letter, which shall be appended hereto and included by reference in this Agreement. You shall also be granted an additional 50,000 options under the same terms and conditions at a strike price of $6.45 with the exception that the Vesting Start Date of such additional options shall be the one-year anniversary of your Commencement Date.

8.

Stock Option in TerreStar Networks Inc.: You will also be granted a similar award of 73,030 options to purchase common stock in TerreStar Networks Inc. to be awarded upon your Commencement Date, at a strike price of $0.70, or such other reasonable price as may be determined by the Board in good faith, to be the actual value. Vesting and other elements of the TerreStar 2002 Stock Incentive Plan will be consistent with those granted MSV employees at the inception of the Plan in July 2002 including without limitation the vesting upon change of control as specified in the Change of Control Agreement. In addition, you shall be granted an additional 36,515 options to purchase common stock in TerreStar Networks Inc. at a strike price of $0.70 under the same terms and conditions, with the exception that the Vesting Start Date of such additional options shall be the one-year anniversary of your Commencement Date.

9.	Benefits: You shall participate in all the benefit plans of the Company available to the Company’s senior executives, including:

a.	Health and Dental Insurance as provided by the Company;
b.	Tax deferred, company match 401K or other savings plans;
c.	Life and Disability insurance;
d.	Accrue 6.15 PTO hours per pay period, plus statutory holidays;

10.	Location: It is understood that your employment location would be at the corporate headquarters in Reston, Virginia.

11.

Business Expenses: Upon submission of appropriate documentation, the Company shall reimburse you for all reasonable business and professional expenses incurred by you in connection with your employment with the Company in accordance with company policies.

12.

Change of Control Protections: You and Company shall execute a Change of Control Agreement, dated September 20, 2004, a copy of which is appended hereto and incorporated by reference and which shall govern with respect to Companies obligations to you in the event of a Change of Control or a Termination of your employment resulting from a Change of Control.

13.

Counterparts, Severability and Notices: This Agreement may be executed in one or more counterparts each of which shall be deemed an original. If any part of this Agreement is found to be illegal or unenforceable, such determination shall not affect the enforceability of the remaining provisions which shall remain in effect. All notices shall be hand delivered to you at the address noted above, and such further address as you provide the company and if to the Company, by hand delivery to the CEO.

Sincerely,

/s/ ALEXANDER H. GOOD

Alexander H. Good

MSV LP

Date Executed: August 5, 2004

Agreed to and Accepted:
/s/ RANDY SEGAL

Randy Segal Executive Date Executed: August 11, 2004